Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 29, 2025, with respect to the consolidated financial statements included in the Annual Report of Incannex Healthcare Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Incannex Healthcare Inc. on Form S-3 (File Nos. 333-283028 and 333-288921), Form S-1 (File Nos. 333-286047 and 333-283025) and S-8 (File Nos. 333-287786 and 333-276172).

/s/ GRANT THORNTON AUDIT PTY LTD

Perth, Western Australia

September 29, 2025